BIOSHIELD TECHNOLOGIES, INC.
                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made this 1st day of January, 1998, between Bioshield Technologies, Inc., a Georgia corporation, having an address of 4405 International Boulevard, Suite B-109, Norcross, Georgia 30093, its successors and assigns, ("Bioshield" or "Company") and JOACHIM E. BERKNER ("Employee") having an address of 4304 Millside Court, Smyrna, Georgia 30080.

                                   WITNESSETH

         WHEREAS, Bioshield is engaged in the business of the development, manufacture, marketing, distribution and sale of antimicrobial and biostatic products; and

     WHEREAS, Bioshield is desirous of obtaining the services of Employee in the capacity of Director of Research and Development; and

         WHEREAS, Employee is desirous of entering into employment as a Director of Research and Development of BioShield for compensation on a base salary and possible incentive basis;

         NOW  THEREFORE,  for the mutual  covenants  set forth  herein and other
valuable  consideration,   the  receipt  and  sufficiency  of  which  is  hereby
acknowledged, it is mutually agreed as follows:

                         ARTICLE 1 - GENERAL PROVISIONS

A.       General Covenants and Representations - Bioshield

         1. Bioshield agrees to compensate Employee for a base salary of $55,000.00 per annum with an automatic increase in base salary to $75,000.00 per annum effective September 1, 1998. Thereafter, the base salary shall be reviewed annually during the term of this Agreement. The Employee shall also be entitled to such bonus and incentive based compensation as shall be determined from time to time by the compensation committee of the Board of Directors. Employee will receive his compensation in accordance with the Company's regular practices.

         2. BioShield shall provide to Employee any medical or dental insurance otherwise available to the employees of BioShield in general, on the same terms and conditions as such insurance is provided, if at all, to other employees of BioShield. Employee acknowledges that all benefits are subject to change.

         3. Employee shall be entitled to vacations and holidays as generally available to the employees of BioShield.

         4. Employee shall receive option to acquire 5,000 shares of the Company's common stock for each quarter that Employee remains in the employ of the Company during the initial year of this Agreement, at an exercise price of $1.00 per share. Such options shall be granted under and in accordance with the Company's existing employee stock option plan. After the first year, the Company shall annually review performance and make such further awards as the Company's compensation committee deems appropriate.

B.       General Covenants and Representations - Employee

         1. During the Term of this Agreement, Employee shall use his best efforts to perform as a Director of Research and Development for BioShield including all duties required in furtherance of his position or as are assigned to him from time to time by an officer of BioShield.

         2. Employee shall diligently and faithfully devote his entire time, energy, skill, and best efforts during usual business hours to promote BioShield's business and affairs and perform his duties under this Agreement. Employee shall at all times act so as to advance the best interests of BioShield, and shall not undertake or engage in any other business activity or continue or assume any other business affiliations which conflict or interfere with the performance of his services hereunder without the prior written consent of BioShield.

         3. During the Term of this Agreement, Employee shall be governed by and be subject to all of BioShield's rules and regulations whether written or oral, which are applicable to BioShield employees in general, and agrees to render his duties at such place and at such times as BioShield shall in good faith require.

         4. Employee agrees to domestic and foreign travel as required in pursuit of the Employee's responsibilities. Employee acknowledges that in performance of his duties he will be required to work with existing clients, contact potential clients, and present workshops or informational exchanges. Employee further acknowledges that he may be required to travel to and possibly spend significant periods of time at clients' facilities.

         5. It is expressly agreed that Employee in performing services pursuant to this Agreement is not one of BioShield's officers and has no authority to commit or to bind BioShield under any contract, obligation or liability, or to obligate BioShield for any expenses, including without limitation, expenses for materials and services.

         6. Employee acknowledges and understands that BioShield shall withhold federal and state income taxes and FICA from Employee's salary hereunder, and BioShield shall issue to Employee a federal and state Form W-2 with respect to such fees and withholdings at the end of each calendar year during which Employee is employed.

         7. Employee agrees not to discuss his fees for service, or the fee BioShield charges its clients, with any persons other than designated BioShield management personnel.

         ARTICLE II - PROPRIETARY INFORMATION AND RESTRICTIVE COVENANTS

         Necessity of Restrictive Covenants. Employee agrees that while working under this Agreement, he will learn and come in contact with certain Trade Secrets and other Proprietary Information and will develop certain relationships with BioShield's clients and employees which BioShield has expended significant time and funds to create, perfect, maintain and protect. Employee acknowledges that his agreement not to solicit BioShield's clients or employees is necessary to protect BioShield's investment in its Trade Secrets, Proprietary Information, client base and goodwill.
  ________(Initial)

A.       Nondisclosure of Proprietary Information and Trade Secrets

         1. All information relating to BioShield's business shall be safeguarded and treated as confidential by Employee, in compliance with paragraphs 2-4 hereunder. To the extent, however, that such information is publicly available or has theretofore been made public by BioShield, Employee shall bear no responsibility for its disclosure, inadvertent or otherwise.

         2. Trade Secrets and Proprietary Information. "Trade Secrets" means information related to BioShield or its affiliates (1) which derives economic value, actual or potential, from not being generally known to or readily ascertainable by other persons who can obtain economic value from its disclosure or use; and (2) which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Assuming the foregoing criteria are met, Trade Secrets include, but are not limited to, technical and nontechnical data related to computer programming methods and procedure, application development and enablement, in-house developed protocols, company rules and regulations, the formulas, patterns, designs, compilations, programs, methods, techniques, drawings, processes, finances, lists of actual or potential customers and suppliers, and existing and future products of BioShield or its affiliates. Proprietary Information includes the foregoing, as well as methods of doing business, sales, service, or distribution techniques, selling prices, and the names and addresses of present or prospective customers. Proprietary Information also includes information which has been disclosed to BioShield or its affiliates by a client or other third party and which BioShield or its affiliates are obligated to treat as confidential.

         3. All Trade Secrets and Proprietary Information and all physical embodiments thereof received or developed by the Employee while employed by BioShield are confidential to and will remain the sole and exclusive property of BioShield. Except to the extent necessary to perform the duties assigned to him by BioShield, Employee will hold such Trade Secrets or Proprietary Information in trust and strictest confidence. Employee may in no event take any action causing or fail to take the action necessary in order to prevent any Trade Secrets or Proprietary Information disclosed to or developed by Employee to lose its character or cease to qualify as a Trade Secret or Proprietary Information. Employee will not, either during or for two (2) years subsequent to Employee's employment with BioShield, use, reproduce, distribute, disclose or otherwise disseminate the any Proprietary Information or any physical embodiments thereof

         4. Upon request by BioShield, and in any event upon termination of the employment of Employee with BioShield for any reason, Employee will promptly deliver to BioShield all property belonging to BioShield, including, without limitation, all Trade Secrets or Proprietary Information (and all physical embodiments thereof) then in his custody, control or possession.

                                                       ________(Initial)

B.       Restrictive Covenants

         1. Non-disparagement. Employee recognizes and acknowledges that the success of BioShield's business is largely dependent upon and attributable to the goodwill which BioShield has, at great expense, established over a period of years. Therefore, Employee will not, during the term of his employment, and for one (1) year thereafter, disparage BioShield, its officers, employees, products, or methods and techniques of doing business. Employee hereby agrees to indemnify and hold BioShield harmless from and against any and all losses, claims, damages, or expenses, including attorneys' fees, arising from or growing out of disparagement in violation of this paragraph.

         2.       Nonsolicitation Agreement.

         (A) Nonsolicitation of Customers. Employee agrees that while working pursuant to this Agreement and for a period of one (1) year following the termination or expiration of this Agreement ("Nonsolicitation Period"), Employee will not, for any reason, directly or indirectly, for himself or on behalf of any person, partnership, corporation or other entity, either as an employee, officer, director, partner, shareholder, agent, consultant, or independent contractor:

         (i) engage in any business activity as an antimicrobial chemist for or provide any antimicrobial consulting service to any person or entity who was a client or actively sought prospective client of BioShield during the term of this Agreement; and

         (ii) for whom Employee provided services pursuant to this Agreement or with whom Employee had regular, meaningful contact.

         Employee further agrees that with respect to such clients identified herein he will not request or advise any such customers of BioShield to withdraw from or cancel any of their business with BioShield.
                                                            ________(Initial)

         (B) Nonsolicitation of Employees. Employee agrees that during the Nonsolicitation Period he will not, directly or indirectly, for himself or on behalf of any other person, partnership, corporation, or other entity: hire, solicit, interfere with or endeavor to entice away from BioShield any employee of BioShield.
                                                            ________(Initial)

         3. Noncompetition Agreement. Employee agrees that while working pursuant to this Agreement and for a period of one (1) year following the termination or expiration of this Agreement ("Noncompetition Period"), Employee will not, for any reason, directly or indirectly, for himself or on behalf of any person , partnership, corporation or other entity, engage in any business activity as a antimicrobial chemist for or provide consulting services to any person, corporation, partnership or other entity, directly or indirectly, which is in competition with BioShield in the specific geographic territory in which Employee actually performed services for BioShield during the term of this Agreement. At the time of the execution of this Agreement, such specific geographic territory included: U.S.A. and Europe. The parties acknowledge that such geographic location is subject to change and will include all territory in which Employee actually performed services for BioShield. For the purposes of this paragraph "competition" shall mean providing software services to businesses, governmental agencies, academic institutions and health care facilities.

                                                        ________(Initial)

         4. Tolling of Nondisparagement, Noncompetition and Nonsolicitation Period. If BioShield or its successors in interest shall make application to a court of competent jurisdiction for injunctive relief, then the one year periods specified herein shall be tolled from the time of application for injunctive relief until the date of final injunctive relief, including all periods of appeal.

         5. Irreparable Injury / Injunctive Relief. Employee acknowledges that a breach of any of the restrictive covenants provided in Article II of this Agreement will harm BioShield's client base and goodwill and will inhibit the operation of its business thereby, giving rise to irreparable injury to BioShield which is not adequately compensable in damages or at law. Accordingly, Employee agrees that BioShield, its successor and assigns may obtain injunctive relief against the breach or threatened breach of the foregoing provisions, in addition to any other legal remedies which may be available to it under this Agreement. Employee further acknowledges that in the event of termination or expiration of this Agreement, his knowledge, experience and capabilities are such that he can obtain contracts and work in business activities which are of a different or noncompeting nature than those performed in the course of this Agreement and that the enforcement of a remedy hereunder by way of injunction will not prevent Employee from earning a reasonable livelihood.

         6. Accounting for Profits. Employee covenants and agrees that if he violates the provisions of Article II of this Agreement, BioShield shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or other benefits that he has realized and/or may realize as a result of or in connection with any such violation. These remedies shall be in addition and not in limitation of any other rights or remedies to which BioShield is or may be entitled at law, in equity or under this Agreement.

         7. Severability and Scope of Restrictive Covenants. If in any judicial proceeding, a court shall refuse to enforce any of the Restrictive Covenants provided in Article II of this Agreement, whether because the time limit is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of business or otherwise) than is necessary to protect the business and goodwill of BioShield, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings, as long as such modifications shall not be unreasonable, arbitrary or against public policy. Alternatively, if any provision of this Agreement is found to be unenforceable as written, or so modified, then, and in that event, such provision shall be automatically deleted from this Agreement, and the balance of this Agreement shall remain in full force and effect.

         8. Costs of Enforcement. In the event either party initiates action to enforce his or its rights hereunder, the substantially prevailing party shall recover from the substantially nonprevailing party its reasonable expenses, court costs and reasonable attorneys' fees, whether suit be brought or not. As used herein, expenses, court costs and attorneys' fees include expenses, court costs and attorneys' fees incurred in any appellate proceeding. All such expenses shall bear interest at the rate of Twelve Percent (12%) per annum from the date the prevailing party pays such expenses until the date the nonprevailing party repays such expenses. Expenses incurred in enforcing this paragraph shall be covered by this paragraph.

                     ARTICLE III - DURATION AND TERMINATION

         1. The term of this Agreement is three (3) years from the date of its execution. This Agreement shall automatically renew thereafter on a year-to-year basis until it is terminated as hereinafter provided.

         2. The Employee's employment hereunder and this Agreement shall be, or may be, as the case may be, terminated under the following circumstances:

                  (a) Death. This Agreement and the Employee's employment hereunder shall terminate upon his death.

                  (b) Disability. This Agreement and the Employee's employment hereunder shall terminate on the Employee's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Employee unable to perform his duties under this Agreement for more than 120 days during any 180-day period.

                  (c) Cause. The Company may terminate the Employee's employment hereunder for "Cause." Cause shall mean (i) Employee's conviction of a crime involving moral turpitude or constituting a felony under the laws of any state, the District of Columbia or of the United States, or (ii) his gross negligence, willful misconduct or fraud in the performance of his duties hereunder.

                  (d) Employment-At-Will/Termination for Any Reason. Notwithstanding the term of this Agreement having a duration of three years, nothing in this Agreement should be construed as to confer any right of the Employee to be employed by the Company for a fixed or definite term. Subject to
Section III.3 hereof, the Employee hereby agrees that the Company may dismiss him under this paragraph without regard (i) to any general or specific policies (whether written or oral) of the Company relating to the employment or termination of its employees, or (ii) to any statements made to the Employee, whether made orally or contained in any document, pertaining to the Employee's relationship with the Company. Notwithstanding anything to the contrary contained herein, the Employee's employment with the Company is not for any specified term, is at will and may be terminated by the Company at any time by delivery of a notice of termination to the Employee, for any reason, with or without cause, without liability except with respect to the payments provided for by Section III.3.

                  (e) Voluntary Resignation. The Employee may voluntarily resign his position and terminate his employment with the Company at any time by delivery of a written notice of resignation to the Company (the "Notice of Resignation"). The Notice of Resignation shall set forth the date such resignation shall become effective (the "Date of Resignation"), which date shall be four (4) weeks from the date the Notice of Resignation is delivered to the Company. At its option, the Company may reduce such notice period to any length, and may require the Employee to use any accrued vacation as a portion of such four-week period.

                  (f) Notice. Any termination of the Employee's employment by the Company shall be communicated by written Notice of Termination to the Employee. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment under the provision so indicated.

                  (g) "Date of Termination" shall mean (i) if the Employee's employment is terminated by his death, the date of his death, (ii) if the Employee's employment is terminated by reason of his disability, the date of the opinion of the physician referred to in paragraph 2(b), above, (iii) if the Employee's employment is terminated by the Company for Cause pursuant to Section III.2(c) above, or without Cause by the Company pursuant to Section III.2(d) above, the date specified in the Notice of Termination and (iv) if the Employee voluntarily resigns pursuant to Section III.2(e) above, the Date of Resignation.

                  (h)      Termination Obligations.

                          (ix) The Employee hereby acknowledges and agrees that all personal property and equipment furnished to or prepared by the Employee in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of this Agreement. "Personal property" includes, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints, and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Employee will not retain any written or other tangible material containing any proprietary information of the Company.

                           (x) Upon termination of this Agreement, the Employee shall be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.

                          (xi) The representations and warranties contained herein and the Employee's obligations under Section III.2(h), Article II and Article IV shall survive termination of this Agreement and the expiration of this Agreement.

                  (i) Release. In exchange for the Company entering into the Agreement, the Employee agrees that, at the time of his resignation or termination from the Company, he will execute a release acceptable to the Company of all liability of the Company and its officers, shareholders, employees and directors to the Employee in connection with or arising out of his employment with the Company, except with respect to any Severance Payments which may be payable to him under the terms of the Agreement.

         3.       Compensation Upon Termination.

                  (a) Death. If the Employee's employment shall be terminated pursuant to Section III.2(a), the Company shall pay the Employee his base salary and any bonus payable through the Date of Termination. At the Employee's own expense, the Employee's dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

                  (b) Disability. If the Employee's employment shall be terminated by reason of disability pursuant to Section III.2(b), the Employee shall receive his base salary and any bonus payable up to the Date of Termination and for the Severance Period; provided that payments so made to the Employee during the disability shall be reduced by the sum of the amounts, if any, payable to the Employee at or prior to the time of any such payment under any disability benefit plan of the Company. At the Employee's own expense, the Employee and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

                  (c) Cause. If the Employee's employment shall be terminated for Cause pursuant to Section III.2(c) hereof, the Company shall pay the Employee his base salary and any bonus then payable through the Date of Termination. At the Employee's own expense, the Employee and his dependents shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

                  (d) Other Terminations by the Company. If the Company shall terminate the Employee's employment without cause pursuant to Section III.2(d) hereof, or if the Employee terminates his employment with the Company pursuant to Section III.2(e) hereof for "Good Cause", the Company shall pay the Employee his base salary and bonus payable through the Date of Termination and for the Severance Period. If the Employee terminates his employment with the Company pursuant to Section III.2(e) hereof without "Good Cause," the Company shall have no obligation to compensate the Employee following the Date of Termination. In any event, at the Employee's own expense, the Employee and his dependents shall be entitled to any continuation of health insurance coverage rights under any applicable law.

                  For purposes of this Agreement, "Good Cause" shall mean, without the express written consent of Employee, the occurrence of any of the following events unless such events are substantially corrected within 30 days following written notification by Employee to the Company that he intends to terminate his employment due to a material reduction or diminution in the duties, responsibilities and status of Employee's position.

                  (e) Severance Period. The "Severance Period" shall initially be three (3) months, and shall increase by one (1) additional month for each full year of employment, up to a maximum Severance Period of six (6) months.

                  (f) Any Severance Payment made pursuant to this Section III.3 shall be payable in accordance with the Company's regular payment practices over the required duration set forth herein.

                  (g) The continuing obligation of the Company to make the Severance Payment to the Employee is expressly conditioned upon the Employee complying and continuing to comply with his obligations and covenants under
Article II of this Agreement following termination of employment with the Company.

                           ARTICLE IV - MISCELLANEOUS

         1. Copyrights and Patents. Employee agrees that all property rights, including but not limited to trademarks, copyrights and patents, in respect of every invention, product, method, system, program or any intellectual property or trade secret created by him during the course of or related to his employment shall belong to BioShield and all such rights are hereby assigned to BioShield which shall be exclusively entitled to the property therein.

         2. This Agreement shall be governed by the laws of the State of Georgia.

         3. This Agreement sets forth the entire agreement between the parties and supersedes all contracts, proposals, oral or written, and all other communications between the parties with respect to the subject matter hereof.

         4. This Agreement can only be modified, amended or supplemented by the express written agreement of both parties.

         5. The obligations of Employee which arise under this Agreement shall survive the termination of this Agreement, regardless of the manner, fashion or circumstance surrounding the termination of this Agreement.

         6. The Company will not use the name or likeness of the Employee without the Employee's approval, except where required by law.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Employee:                                 BIOSHIELD TECHNOLOGIES, INC.,
                                            a Georgia corporation


Signed:                             Signed:
                                             Timothy C. Moses

Printed Name:   Joachim Berkner               Title:  President

Address:    4304 Millside Court        Date:

           Smyrna, Georgia  30080

Telephone:

Soc. Sec. #:                         AGREEMENT                NO.:
3


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